Exhibit 99.1
STOCK PURCHASE AGREEMENT
by and among
HUDSON GLOBAL FINANCE DE II, LLC
IDG-ACCEL CHINA CAPITAL L.P.
and
IDG-ACCEL CHINA CAPITAL INVESTORS L.P.
November 14, 2019

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES
1.1	Purchase and Sale of Shares	1
1.2	Purchase Price	1
1.3	The Closing	2
1.4	Closing Deliverables	2
1.5	Defined Terms Used in this Agreement	2
1.6	General Interpretive Principles	6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF EACH SELLER
2.1	Organization and Good Standing	7
2.2	Title to Shares	7
2.3	Authorization	8
2.4	Consent and Approval	8
2.5	Non-Contravention	8
2.6	Brokers and Finders	8
2.7	Litigation	8
2.8	No Other Representations	8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
3.1	Organization and Good Standing	9
3.2	Authorization	9
3.3	Consent and Approval	9
3.4	Non-Contravention	9
3.5	Brokers and Finders	9
3.6	Litigation	10
3.7	Purchase for Investment	10
3.8	No Violation	10
3.9	No Other Representations	11
ARTICLE IV COVENANTS
4.1	Publicity	11
4.2	Confidentiality	11
4.3	Efforts of Parties to Close	11
4.4	Notification of Certain Matters	12
ARTICLE V CONDITIONS TO CLOSING
5.1	Mutual Conditions	12
5.2	Conditions to Obligation of the Purchaser	12
5.3	Conditions to Obligations of Each Seller	13
5.4	Waiver of Conditions	14

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ARTICLE VI TERMINATION
6.1	Termination	14
6.2	Effect of Termination.	15
ARTICLE VII SURVIVAL; INDEMNIFICATION
7.1	Survival	16
7.2	Indemnification by Sellers	16
7.3	Indemnification by the Purchaser	16
7.4	Indemnification Procedures	17
7.5	Exclusive Remedy	17
7.6	Limitation of Sellers’ Liability	18
7.7	Limitation of Purchaser’s Liability	18
ARTICLE VIII DISPUTE RESOLUTION
8.1	Consultation	18
8.2	Arbitration	18
ARTICLE IX MISCELLANEOUS
9.1	Notices	20
9.2	Adjustment for Share Combination, etc.	21
9.3	Binding Effect; Assignments	21
9.4	Governing Law	21
9.5	Counterparts	21
9.6	Titles and Subtitles	21
9.7	Fees and Expenses	22
9.8	Amendments and Waivers	22
9.9	Severability	22
9.10	Waiver	22
9.11	Entire Agreement; Construction	22
9.12	Representation by Counsel	22
9.13	Limited Liability of Representatives of Sellers and Purchaser	23
9.14	Several Liability of the Sellers	23

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 14, 2019, is made and entered into by and between:
(i) Hudson Global Finance DE II, LLC, a Delaware limited liability company (the “Purchaser”); and
(ii) each of IDG-Accel China Capital L.P., a limited partnership formed under the laws of the Cayman Islands (“IDG CC”) and IDG-Accel China Capital Investors L.P., a limited partnership formed under the laws of the Cayman Islands (“IDG CCI” and, together with IDG CC, the “Sellers”).
Each of the individual Sellers may be referred to herein as a “Seller”. Each Seller or the Purchaser may be referred to herein as a “Party” or, collectively, as the “Parties”. Defined terms used herein and not otherwise defined have the meanings ascribed to such terms in Section 1.5.
WHEREAS, each Seller is the record and beneficial owner of the American depositary shares (“ADSs”) and ordinary shares (“Ordinary Shares”) of Sky Solar Holdings, Ltd., a company established under the laws of the Cayman Islands (the “Company”) set forth next to such Seller’s name on Exhibit A attached to this Agreement (collectively, the “Shares”);
WHEREAS, the Purchaser desires to purchase, acquire and accept, and each of the Sellers desires to sell, assign, transfer, convey, and deliver to the Purchaser, all of the Shares of such Seller under the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I

PURCHASE AND SALE OF SHARES
1.1 Purchase and Sale of Shares.
On the terms and subject to the conditions of this Agreement, the Purchaser agrees to purchase, acquire and accept from each of the Sellers at the Closing, and each such Seller agrees to sell, assign, transfer, convey, and deliver to the Purchaser at the Closing, all of the Shares set forth opposite such Seller’s name on Exhibit A, at a per share price of US$2.00 per ADS and a per share price of $0.25 per Ordinary Share, each free and clear of any Liens (other than restrictions under any applicable securities Laws and restrictions created by Purchaser); provided that the price per ADS shall be automatically adjusted without further action in the event that the ADS to Ordinary Share ratio differs from 1:8, in each case calculated with the then-current ADS to Ordinary Share ratio and a per share price of $0.25 per Ordinary Share.
1.2 Purchase Price.
The aggregate purchase price for the Shares shall be equal to $25,487,476.50 (the “Purchase Price”), which shall be allocated amongst the Sellers at a pro rata basis in accordance with Exhibit A.

1.3 The Closing.
The closing of the transactions contemplated by this Agreement in respect of a Seller, including the purchase and sale of such Seller’s Shares and the payment by the Purchaser of the Purchase Price (the “Closing”) shall take place remotely via the exchange of documents and electronic signatures as soon as practical (and in no event later than five (5) days) after the date on which all conditions set forth in Article V (except those conditions that are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time) have been satisfied or waived by the Party entitled to the benefit of the same, or at such time and place as such Seller and the Purchaser shall mutually agree upon, orally or in writing (the date on which the Closing occurs, the “Closing Date”).
1.4 Closing Deliverables.
(a) On the Closing Date, the Purchaser shall pay the Purchase Price into the bank accounts designated by such Seller prior to the Closing Date.
(b) On the Closing, Date such Seller shall: (i) deliver, with respect to the Shares of such Seller, free and clear of any Liens, all of the ADSs (including all American Depositary Receipt certificates evidencing ownership of the ADSs) and Ordinary Shares (including all share certificates issued in respect of the Shares, if any), as applicable, accompanied by stock powers, transfer certificates (in form acceptable to the depositary of the ADSs) or other instruments of transfer duly executed in blank (and medallion guaranteed if required by the depositary of the ADSs) and otherwise sufficient to vest in the Purchaser, on the Closing Date, good title to such Shares (or in the case of ADSs, an irrevocable instruction to the securities broker of such Seller to transfer the uncertificated ADSs from such Seller’s securities brokerage account to a brokerage account designated by the Purchaser); (ii) deliver any other documents (including opinions of counsel in form acceptable to the depositary of the ADSs), and take any other actions necessary, to effect the transfer on the Closing Date of the Ordinary Shares and ADSs held by such Seller to the Purchaser and register the Purchaser as the holder of the Shares in the Register of Members of the Company and to vest in the Purchaser good title to such Shares and (iii) deliver written resignations of Benjamin Duan and Xinhua Yu from the Company’s board of directors. Upon Closing, the Purchaser will be entitled to require the Company to register the transfer of the Ordinary Shares from such Seller to such registered name or names as the Purchaser may determine appropriate.
(c) The Purchaser and Sellers hereby represent and warrant to each other that no deduction or withholding is required from any amount payable to Sellers pursuant to this Agreement. The Purchaser shall not deduct and withhold any amount from the Purchase Price unless otherwise required by applicable law and agreed by the Sellers.

1.5 Defined Terms Used in this Agreement.
In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
“Action” means any action, cause of action, arbitration, assessment, hearing, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry, or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, in law or in equity.
“ADS” has the meaning set forth in the introductory paragraph hereof.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by Contract, or otherwise).
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Applicable Law” means, with respect to any Person, any Law (including those of the SEC or any other self-regulatory organization) that is applicable to such Person or such Person’s properties or assets.
“Business Day” means any day other than a day on which banks in New York, the Hong Kong Special Administrative Region or the Cayman Islands are required or authorized to close.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Company” has the meaning set forth in the introductory paragraph hereof.
“Consent” means any consent, approval, authorization, waiver, permit, grant, agreement, or exemption of any Person that is required in connection with (a) the execution and delivery by either Seller, or the Purchaser, as applicable, of this Agreement or (b) the consummation by either Seller, or the Purchaser, as applicable, of the transactions contemplated herein.
“Contract” means any mortgage, indenture, lease, note, contract, agreement, commitment, or other instrument or binding arrangement.
“Indemnity Claim” has the meaning set forth in Section 7.4(a).
“Dispute” has the meaning set forth in Section 8.1.

“Governmental Authority” means any U.S., foreign, federal, national, state, or local government or political subdivision thereof, any entity, agency, authority, or body exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, any court, tribunal, or arbitrator, and any self-regulatory organization, agency or authority.
“Hudson Dispute” means any dispute, controversy, litigation or claim arising out of or relating to any of the following agreements, as amended from time to time: (a) the Amended and Restated Note Purchase Agreement, dated as of July 15, 2016, by and among Energy Capital Investment S.à.r.l., Lumens Holdings 1, LLC and Renewable Capital Investment 2, Sociedad Limitada as Obligors, Hudson Solar Cayman, LP, as Initial Note Purchaser, and Note Holder; (b) the Notes issued in accordance with, and each of the other Note Purchase Documents under, the aforesaid Amended and Restated Note Purchase Agreement dated as of July 15, 2016; (c) the Amended and Restated Equity Conversion Agreement, dated as of July 15, 2016, among Hudson Solar Cayman, LP, Energy Capital Investment S.à.r.l., Lumens Holdings 1, LLC, Sky Capital America Inc. and Renewable Capital Investment 2 and Sociedad Limitada and (d) the Guaranty by Sky Solar Holdings, Ltd., Sky Solar Power Ltd. and Sky International Enterprise Group Limited in favor of Hudson Solar Cayman, LP, dated as of September 18, 2015 (as reaffirmed pursuant to a Confirmation of Guaranty dated July 15, 2016).
“IDG CC” has the meaning set forth in the introductory paragraph hereof.
“IDG CCI” has the meaning set forth in the introductory paragraph hereof.
“Indemnified Party” has the meaning set forth in Section 7.4.
“Indemnifying Party” has the meaning set forth in Section 7.4.
“Law” means any domestic or foreign, federal, state, or local statute, law, ordinance, rule, administrative code, regulation, Order, writ, injunction, directive, judgment, decree, or other similar requirement, in each case of a Governmental Authority with authority over the applicable matters.
“Liens” means, with respect to any property or asset, any liens, security interests, mortgages, pledges, charges, hypothecations, or other encumbrances in respect of such property or asset (excluding, with respect to any Shares, any restrictions on transfer under applicable securities Laws, Organizational Documents of the Company or applicable depositary agreement in respect of the ADSs and any of the foregoing that is created by the Purchaser).
“Long-Stop Date” has the meaning set forth in Section 6.1(e).
“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the reasonable cost of enforcing any right to indemnification hereunder, in each case, that are actually incurred; provided, however, that “Losses” shall not include incidental, indirect, consequential or punitive damages, except to the extent actually awarded to a Governmental Authority or other Third Party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred: (a) general economic, banking, currency or capital market conditions, (b) general political conditions, including acts of war, declared or undeclared, outbreaks or escalations of hostilities, or acts or threats of terrorism, (c) changes in accounting standards, (d) changes in any Laws including the interpretation or enforcement thereof, (e) any change that is generally applicable to the industries or markets in which the Company and its subsidiaries operate, (f) the public announcement of the transactions contemplated hereunder (including by reason of the identity of Purchaser) or any communication by Purchaser or any of its Affiliates regarding their respective plans or intentions with respect to the business of the Company or any of its subsidiaries, and (g) any obligations or liabilities of the Company and its subsidiaries arising from or related to the Hudson Dispute; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.
“OFAC” has the meaning set forth in Section 3.8.
“Order” means any writ, judgment, injunction, order, decree, ruling, assessment, or arbitration award (including any consent decree or settlement agreement) that is issued, promulgated or entered into by or with a Governmental Authority.
“Ordinary Shares” has the meaning set forth in the introductory paragraph hereof.
“Organizational Documents” means, with respect to any Person that is a company or corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and by-laws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as may be amended or restated and in effect from time to time.
“Party” has the meaning set forth in the introductory paragraph hereof.
“Person” means any natural person, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Purchase Price” has the meaning set forth in Section 1.2.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.6, Section 3.7 and Section 3.8.

“Purchaser” has the meaning set forth in the introductory paragraph hereof.
“Representative” means, with respect to any Person, any and all Affiliates and its and their respective directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents.
“Rules” has the meaning set forth in Section 8.2(a).
“SEC” means the United States Securities and Exchange Commission.
“Seller Fundamental Representations” means, with respect to each Seller, the representations and warranties of such Seller set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.5 and Section 2.6.
“Sellers” has the meaning set forth in the introductory paragraph hereof.
“Shares” has the meaning set forth in the introductory paragraph hereof.
“Third Party” means a Person who is not a party to this Agreement and not an Affiliate of any such party hereto.
“Transaction Documents” means this Agreement and, if any, each other agreement, document, instrument, or certificate entered into, or delivered in connection with, or otherwise contemplated by, this Agreement and the transactions contemplated hereby.
1.6 General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a) references to this Agreement include all Exhibits hereto;
(b) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;
(c) references herein to “Articles,” “Sections,” “paragraphs,” and other subdivisions without reference to a document are to designated Sections, paragraphs, and other subdivisions of this Agreement;
(d) a reference to a Section or paragraph without further reference to a Section or paragraph is a reference to such Section or paragraph as contained in the same Section or paragraph in which the reference appears, and this rule shall also apply to other subdivisions;
(e) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Parties;

(f) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(g) the term “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;
(h) any reference to a Law includes all rules and regulations promulgated thereunder and any predecessor or successor statute, rules or regulation, as amended or otherwise modified from time to time, but each instance as of the date of this Agreement;
(i) any reference to the word “will” has the same meaning as the word “shall”;
(j) any reference to “dollars” or “$” is to United States dollars;
(k) any reference to a particular Person includes such Person’s successors and assigns to the extent not prohibited by this Agreement; and
(l) any period of time hereunder ending on a day that is not a Business Day is extended to be the next Business Day.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Each Seller hereby represents and warrants to the Purchaser, as to itself only, severally and not jointly, that:
2.1 Organization and Good Standing.
Such Seller is a legal entity duly organized, validly existing, and in good standing (to the extent such concept is applicable) under the Laws of the jurisdiction of its formation and has all corporate or entity powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not prevent the consummation of the transactions contemplated hereby.
2.2 Title to Shares.
The Shares owned by such Seller are owned beneficially and of record by such Seller in the numbers set forth on Exhibit A hereto, free and clear of any and all Liens. Other than pursuant to this Agreement, there is no contractual obligation (written or oral) pursuant to which such Seller has, directly or indirectly, granted any option, warrant, right to purchase or acquire, proxy, pledge, distribution right, or other right to any Person to acquire or vote any Shares (or otherwise affecting the rights of such Seller with respect to any Shares) owned by such Seller.

2.3 Authorization.
Such Seller has all right, power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
2.4 Consent and Approval
No consents, authorizations or approvals of, or filings or registrations with, any Governmental Authority or other Third Party are required to be obtained or made by or on behalf of such Seller in connection with the execution, delivery or performance by the such Seller of this Agreement or the consummation of the transactions contemplated hereby, except for the filing with the SEC of an amendment to the Sellers’ Schedule 13D.
2.5 Non-Contravention.
The execution and delivery of this Agreement will not (a) conflict with, violate or breach any provision of such Seller’s Organizational Documents (if applicable), (b) conflict with, violate, or breach any Applicable Law by which such Seller or any of its properties or assets may be bound, or (c) conflict with, breach, or result in a default under, result in the acceleration of, or give rise to a right of termination, cancellation, redemption, modification, or acceleration or require any notice under any material Contract to which such Seller is a party or by which such Seller or any of its assets or properties may be bound, except to the extent, in each case of clauses (b) or (c), as would not prevent, materially delay or impair the consummation of the transactions contemplated hereby.
2.6 Brokers and Finders.
Such Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or any other similar payments in connection with the transactions contemplated hereby which will be borne by the Company or the Purchaser.
2.7 Litigation.
Such Seller is not subject to any Order of any Governmental Authority, and there exists no Action pending or, to the knowledge of such Seller, threatened against such Seller, that would be material to or materially interfere with such Seller’s ability to consummate the transactions contemplated hereby, at law or in equity or before any Governmental Authority.
2.8 No Other Representations.
Except as expressly provided in Article III, such Seller acknowledges that the Purchaser has not made any other express or implied representations to such Seller, and in entering into this Agreement, such Seller expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, other than those representations and warranties set forth in Article III.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to each Seller that:
3.1 Organization and Good Standing.
The Purchaser is a legal entity duly organized, validly existing, and in good standing (to the extent such concept is applicable) under the Laws of the jurisdiction of its formation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not prevent the consummation of the transactions contemplated hereby.
3.2 Authorization.
The Purchaser has all right, power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.3 Consent and Approval
No consents, authorizations or approvals of, or filings or registrations with, any Governmental Authority or other Third Party are required to be obtained or made by or on behalf of the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except for the filing with the SEC of a Schedule 13D.
3.4 Non-Contravention.
The execution and delivery of this Agreement will not (a) conflict with, violate, or breach any provision of the Purchaser’s Organizational Documents, (b) conflict with, violate, or breach any Applicable Law by which the Purchaser or any of its properties or assets may be bound, or (c) conflict with, breach, or result in a default under, result in the acceleration of, or give rise to a right of termination, cancellation, redemption, modification, or acceleration or require any notice under any material Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties may be bound, except to the extent, in each case of clauses (b) or (c), as would not prevent, materially delay or impair the consummation of the transactions contemplated hereby.
3.5 Brokers and Finders.

The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or any other similar payments in connection with the transactions contemplated hereby which will be borne by the Company or either Seller.
3.6 Litigation.
The Purchaser is not subject to any Order of any Governmental Authority, and there exists no action pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that would be material to or materially interfere with the Purchaser’s ability to consummate the transactions contemplated hereby, at law or in equity or before any Governmental Authority.
3.7 Purchase for Investment.
The Purchaser is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. The Purchaser is an informed and sophisticated purchaser, has engaged expert advisors, and either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. The Purchaser acknowledges that such Seller may have access to (and may be or is in possession of) information about the Company and the Shares (which may include material, non-public information) that may be or is material and superior to the information available to the Purchaser and such information has not been disclosed to the Purchaser. The Purchaser acknowledges that such Seller has no obligation to disclose such information to the Purchaser and the Purchaser is purchasing the Shares from such Seller without any reliance on such Seller and its Representatives except for those representations and warranties expressly provided in Article II. The Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Purchaser agrees to accept the Shares and the Company in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters. The Purchaser is either (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended or (ii) a “U.S. Person” and is located outside of the United States, as such term is defined in Rule 902 of Regulation S under the U.S. Securities Act of 1933, as amended.
3.8 No Violation.
The Purchaser does not know or have any reason to believe that the monies used to fund the transactions contemplated hereof have been or will be derived from or related to any illegal activity. Neither the Purchaser nor any Affiliate thereof nor, to the Purchaser’s knowledge, any beneficial owner, director or officer of either the Purchaser or any of the Purchaser’s Affiliates, (i) is, or is owned or controlled by an individual or entity that is, (A) currently named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of OFAC or otherwise the subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or (B) located, organized or resident in a country or territory that is currently the subject of OFAC-administered sanctions, (ii) has been convicted of or charged with a felony relating to money laundering or other illegal activity, or (iii) is under investigation by any governmental authority for money laundering or any other illegal activity.

3.9 No Other Representations.
Except as expressly provided in Article II, the Purchaser acknowledges that such Seller has not made any other express or implied representations to the Purchaser, and in entering into this Agreement, the Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, other than those representations and warranties of such Seller set forth in Article II.
ARTICLE IV

COVENANTS
4.1 Publicity.
The Purchaser, on the one hand, and the Sellers, on the other hand, shall consult with each other before issuing, and give each other reasonable opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that the provisions of this Section 4.1 will not prohibit any disclosure required by any Applicable Laws.
4.2 Confidentiality.
Following the date of this Agreement, regardless of whether this Agreement is terminated, the Parties hereto agree to keep the details of the negotiation of this Agreement and the terms of this Agreement confidential, except (a) to the extent required by Applicable Laws (including any public filing required under the applicable securities laws), (b) if required to enforce the terms of this Agreement, (c) for financial reporting purposes or (d) that the Parties may disclose such information to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses or the negotiation and consummation of the transactions contemplated hereby (so long as such Representatives agree to maintain the confidentiality of such information); provided, however, in each case of clauses (b) or (c), the disclosing Party will use reasonable best efforts to obtain confidential treatment for or preserve confidentiality of the details of the negotiation of this Agreement and the terms of this Agreement. Notwithstanding the foregoing, the Purchaser may disclose the details of the negotiation of this Agreement and the terms of this Agreement to the following Persons on a need to know basis (so long as such Persons agree to maintain the confidentiality of such information): (i) actual or potential financing sources; (ii) actual or potential joint venture partners, co-investors or similar investment partners; (iii) limited partners, equityholders or other investors in the Purchaser or any of its Affiliates; and (iv) representatives and advisors of the foregoing (i) through (iii).
4.3 Efforts of Parties to Close.

 Upon the terms and subject to the conditions set forth in this Agreement, each Party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby, including executing and delivering any additional agreements, documents, or instruments necessary, proper, or advisable to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement.
 During the period commencing on the date of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement, the Purchaser shall make reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain sufficient financing to fund the purchase of Seller’s Shares and satisfy the condition set forth in Section 5.2(f).
4.4 Notification of Certain Matters.
 During the period commencing on the date of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement, the Sellers shall give prompt written notice to the Purchaser of any material development that would make the satisfaction of any of the conditions set forth in Section 5.1 or Section 5.2 on the Closing Date reasonably unlikely or impossible. During the period commencing on the date of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement, the Purchaser shall give prompt written notice to each Seller of any material development that would make the satisfaction of any of the conditions set forth in Section 5.1 or Section 5.3 on the Closing Date reasonably unlikely or impossible. Notwithstanding the foregoing, no notice under this Section 4.4 shall be deemed to have modified any representation or warranty or cured any breach of covenant for purposes of determining the satisfaction of the conditions set forth in Article V (or in and of itself result in the failure of a condition to Closing in Article V).
ARTICLE V

CONDITIONS TO CLOSING
5.1 Mutual Conditions.
The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(a) at the Closing Date, there being in effect no preliminary, temporary or permanent injunction, Applicable Law, regulation or other Order issued by any Governmental Authority of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein;
(b) at the Closing Date, no litigation, suit, action or proceeding commenced by any Governmental Authority of competent jurisdiction shall be pending which seeks to prevent or enjoin the transactions contemplated hereby; and

(c) at the Closing Date, each of the Transaction Documents, including this Agreement, shall have been executed and be in full force and effect.
5.2 Conditions to Obligation of the Purchaser.
The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing by the Purchaser, of each of the following conditions:
(a) the Seller Fundamental Representations of each of the Sellers shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date;
(b) the representations and warranties of each of the Sellers (other than the Seller Fundamental Representations) set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent such Seller from consummating the transactions contemplated herein or performing their respective obligations under the Transaction Documents;
(c) the Sellers shall have performed or complied in all material respects with all obligations and covenants required by the Transaction Documents to be performed or complied with by the Sellers at or prior to the Closing Date;
(d) the Purchaser shall have received a certificate of an authorized officer of each Seller certifying that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) (in respect of such Seller) have been satisfied;
(e) no change, development or event shall have occurred and be continuing which has had or would reasonably be expected to have a Material Adverse Effect; and
(f) Purchaser (or an Affiliate of Purchaser) shall have successfully closed on financing sufficient to fund the purchase of Seller’s Shares.
5.3 Conditions to Obligations of Each Seller.
The obligation of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing by such Seller, of each of the following conditions:
(a) the Purchaser Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date);

(b) the representations and warranties of the Purchaser (other than the Purchaser Fundamental Representations) set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent the Purchaser from consummating the transactions contemplated herein or performing their respective obligations under the Transaction Documents (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent the Purchaser from consummating the transactions contemplated herein or performing their respective obligations under the Transaction Documents);
(c) the Purchaser shall have performed or complied in all material respects with all obligations and covenants required by the Transaction Documents to be performed or complied with by the Purchaser at or prior to the Closing Date; and
(d) such Seller shall have received a certificate of an authorized officer of the Purchaser certifying that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been satisfied.
5.4 Waiver of Conditions.
The conditions set forth in Section 5.1 may only be waived by mutual agreement of the Purchaser and the applicable Seller in respect of a Closing, in which case such mutual agreement shall be memorialized in writing. The conditions set forth in Section 5.2 may only be waived by written notice from the Purchaser. The conditions set forth in Section 5.3 may only be waived by written notice from the applicable Seller.
ARTICLE VI

TERMINATION
6.1 Termination.
This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:
(a) by the mutual written consent of the Sellers and the Purchaser;

(b) by the Sellers or the Purchaser, if (i) an Order is entered enjoining or prohibiting the other Party from consummating the transactions contemplated hereby and such Order has become final and non-appealable and (ii) the terminating Party shall have performed in all material respects its obligations under this Agreement;
(c) by the Purchaser, if (i) the breach of one or more representations or warranties or the failure to perform one or more covenants or agreements on the part of either Seller set forth in this Agreement shall have occurred that (A) is not reasonably capable of being cured prior to the Closing Date or, if reasonably capable of being cured, shall not have been cured by the earlier of (x) thirty (30) days following receipt by such Seller of written notice of such breach or failure to perform from the Purchaser stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 6.1(c) and the basis for such termination and (y) the Closing Date and (B) which renders impossible the satisfaction of one or more of the conditions set forth in Section 5.1 or Section 5.2 and (ii) the Purchaser is not in material breach of any provision of this Agreement; provided, however, that for the avoidance of doubt, with respect to the condition set forth in Section 5.2(f), the failure to satisfy this condition shall alone be sufficient grounds for termination of this Agreement by the Purchaser;
(d) by the Sellers, if (i) the breach of one or more representations or warranties or the failure to perform one or more covenants or agreements on the part of the Purchaser set forth in this Agreement shall have occurred which is (A) not reasonably capable of being cured prior to the Closing Date or, if reasonably capable of being cured, shall not have been cured by the earlier of (x) thirty (30) days following receipt by the Purchaser of written notice of such breach or failure to perform from the Sellers stating the Sellers’ intention to terminate this Agreement pursuant to this Section 6.1(d) and the basis for such termination and (y) the Closing Date and (B) which renders impossible the satisfaction of one or more of the conditions set forth in Section 5.1 or Section 5.3 and (ii) neither Seller is in material breach of any provision of this Agreement;
(e) by either the Sellers or the Purchaser, if the Closing shall not have occurred on or before December 31, 2019 (the “Long-Stop Date”) and the Sellers and the Purchaser do not agree to extend such date by which the Closing is to occur; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to any Party, if the breach by such Party of its representations and warranties set forth in this Agreement or the failure of such Party to perform any of its obligations under this Agreement, including its failure to use its commercially reasonable efforts to consummate the transactions contemplated hereby as required by and subject to the terms and conditions of this Agreement, has been a principal cause of or resulted in the failure of the transactions contemplated hereby to be consummated on or prior to such date; or

(f) by the Purchaser if, prior to the Closing, there has been any change, development or event that has occurred and is continuing which has had or would reasonably be expected to have a Material Adverse Effect.
6.2 Effect of Termination.Notwithstanding anything contained in this Agreement to the contrary, in the event of the valid termination of this Agreement by any Party pursuant to Section 6.1, written notice thereof shall be given to the other Parties hereto, in accordance with and specifying the provision hereof pursuant to which such termination is made, and this Agreement and the transactions contemplated hereby shall be terminated, without further action, notice, or deed by such relevant Parties, and shall forthwith become null and void and have no effect, without any liability or obligation for damages on the part of such relevant Parties, their respective Representatives, or any of the foregoing’s respective former, current, or future, direct or indirect equity holders, controlling Persons, members, shareholders, general or limited partners, or Representatives, or any of their respective successors or assigns; provided, however, that no such termination shall relieve any Party hereto of any liability or obligation for Losses resulting from willful misconduct, bad faith or gross negligence. The provisions of Sections 4.2, 8.2, 9.4 and 9.7 shall survive the termination of this Agreement.
ARTICLE VII

SURVIVAL; INDEMNIFICATION
7.1 Survival.
The representations and warranties of each Seller and the Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations and the Seller Fundamental Representations) shall survive the execution and delivery of this Agreement and the Closing for a period of six (6) months following the Closing. The Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing for a period of two (2) years following the Closing. The covenants and agreements contained in this Agreement that by their terms are to be performed prior to or at the Closing shall survive the Closing for a period of six (6) months following the Closing. The covenants and agreements contained in this Agreement that by their terms are to be performed following the Closing shall survive the Closing for the period contemplated by its terms.
7.2 Indemnification by Sellers.
Subject to the other terms and conditions of this Article VII, effective at and after the Closing, each Seller shall indemnify the Purchaser against, and shall hold the Purchaser harmless from and against, and shall pay and reimburse the Purchaser for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser based upon, arising out of, with respect to or by reason of:
(a) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement.
7.3 Indemnification by the Purchaser.
Subject to the other terms and conditions of this Article VII, effective at and after the Closing, the Purchaser shall indemnify each Seller against, and shall hold such Seller harmless from and against, and shall pay and reimburse each Seller for, any and all Losses incurred or sustained by, or imposed upon, such Seller based upon, arising out of, with respect to or by reason of:
(a) any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement.
7.4 Indemnification Procedures.
The Party making a claim under this Article VII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.
(a) Indemnity Claims. Any Action by an Indemnified Party making a claim under this Article VII (an “Indemnity Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Indemnity Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Indemnity Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Indemnity Claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Indemnity Claim, and whether and to what extent any amount is payable in respect of the Indemnity Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.5 Exclusive Remedy.
The Parties acknowledge and agree that, effective at and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives at or after the Closing arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, no Party hereto shall be precluded from making, or otherwise limited in any recovery in connection with, any claim or cause of action (or recovery in connection therewith) against a Party hereto in the case of willful misconduct, bad faith or gross negligence on the part of, or facilitated by, such Party.
7.6 Limitation of Sellers’ Liability.
Notwithstanding anything to the contrary in this Agreement, at and after the Closing, in no event shall either Seller’s liability to the Purchaser for breach of its representations, warranties, covenants or agreements contained herein exceed the portion of the Purchase Price paid by the Purchaser to such Seller.
7.7 Limitation of Purchaser’s Liability.
Notwithstanding anything to the contrary in this Agreement, at and after the Closing, in no event shall the Purchaser’s liability to either Seller for breach of its representations, warranties, covenants or agreements contained herein exceed the Purchase Price paid by the Purchaser to such Seller.
ARTICLE VIII

DISPUTE RESOLUTION
8.1 Consultation.
Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof (each, a “Dispute”), shall be resolved through consultation. Such consultation shall begin immediately after any Party hereto has delivered written notice to any other Party hereto requesting such consultation.
8.2 Arbitration.

(a) If the Dispute is not resolved within thirty (30) days following the date on which a notice for consultation is given or upon the notice of any Party to the Dispute notifying that such consultation has failed, the Dispute shall be finally resolved by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Expedited Procedures (the “Rules”) as are in force at the time of any such arbitration. There shall be one arbitrator. The place of arbitration shall be London, United Kingdom.
(b) The arbitrator shall be jointly appointed by the disputing Parties or, if the disputing Parties fail to successfully appoint an arbitrator within thirty (30) days after the request for arbitration is made, the relevant appointment shall be made in accordance with the Rules.
(c) The arbitration proceedings shall be conducted in English.
(d) The arbitrator shall decide the Dispute submitted by the Parties to the arbitration strictly in accordance with the substantive laws of State of New York and shall not apply any other substantive law.
(e) The Parties shall facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available to one another and to the arbitrator for inspection and extraction all documents, books, records, and personnel under their control or under the control of a Person controlling or controlled by such Party if determined by the arbitrator to be relevant to the Dispute, subject only to any confidentiality obligations binding on such Person or Party, (iii) conducting arbitration hearings to the greatest extent possible on successive Business Days, and (iv) using their reasonable best efforts to observe the time periods established by the Rules or by the arbitrator for the submission of evidence and briefs.
(f) In the course of arbitration, the Parties shall continue to implement the terms of this Agreement except (as between the disputing Parties) for the matters under arbitration.
(g) The costs and expenses of the arbitration, including the fees of the arbitration, including the fees of the arbitrator, shall be borne by the losing Parties to the Dispute, and the losing Parties shall be jointly liable to pay such costs and expenses; provided, however, that the arbitrator shall have the right to allocate the costs and expenses between each Party as the arbitrator deems equitable.
(h) Any award made by the arbitrator shall be final and binding on each of the Parties that were Parties to the Dispute. The Parties expressly agree to waive the applicability of any Laws that would otherwise give the right to appeal the decisions of the arbitrator so that there shall be no appeal to any court of law for the award of the arbitrator, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the arbitrator was given.

(i) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and/or the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.
(j) With respect to any proceedings commenced under or in accordance with to this Section 8.2, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 9.1 of this Agreement. Nothing in this Section 8.2 shall affect the right of any Party to serve process in any other manner permitted by applicable law.
ARTICLE IX

MISCELLANEOUS
9.1 Notices.
All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:
if to the Purchaser, to:
Hudson Global Finance DE II, LLC
c/o Hudson Sustainable Investments, LLC
850 Third Avenue, Suite 1306
New York, New York 10022
Attention: Neil Auerbach

with a copy to (which shall not constitute notice):
K&L Gates LLP
599 Lexington Avenue
New York, NY 10022, United States
Attention: Ed Dartley, Esq.
Facsimile No.: (212) 536-3901

if to Sellers, to:
c/o IDG Capital Management (HK) Ltd.
Unit 5505, 55/F, The Center
99 Queen’s Road Central
Hong Kong
Attention:  Chi Sing Ho
Fax:  (+852) 2529-1619

with a copy to (which shall not constitute notice):
6th Floor, Tower A, COFCO Plaza
8 Jianguomennei Dajie
Beijing, 100005, P.R. China
Attention:  Yi Liu
Fax:  (+86 10) 8512 0225

with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
2201 China World Office 2
1 Jian Guo Men Wai Avenue
Chao Yang District
Beijing 100004
Attention: Howard Zhang, Esq.
Fax:  (+86 10) 8567 5102

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.1 by giving the other Parties written notice of the new address in the manner set forth above.
9.2 Adjustment for Share Combination, etc.
In the event of any subdivision, combination or share or extraordinary dividend of or on the Shares, with an effective or record date from the date hereof until the Closing, the Parties shall negotiate in good faith an amendment to this Agreement to amend the references to a specific number of Shares and the purchase price per Share to reflect the effect of such subdivision, combination or dividend.
9.3 Binding Effect; Assignments.
Subject to the terms and conditions contemplated by this Agreement, the rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by any Party without the prior written consent of each other Party.

9.4 Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without respect to conflict of laws principles that would result in the application of laws of another jurisdiction.
9.5 Counterparts.
This Agreement may be executed and delivered (including by facsimile transmission, .pdf or other electronic signature) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
9.6 Titles and Subtitles.
The titles and subtitles used in this Agreement are used for convenience only and shall not by themselves determine the interpretation of this Agreement.
9.7 Fees and Expenses.
Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereunder, including all fees and expense of their respective representatives.
9.8 Amendments and Waivers.
No amendment or waiver of any provision of this Agreement will be valid and binding unless it is agreed upon by the Parties in writing.
9.9 Severability.
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Laws, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Laws and to otherwise give effect to the intent of the Parties hereto.
9.10 Waiver.
Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.
9.11 Entire Agreement; Construction.

This Agreement supersedes all prior agreements, whether written or oral, among the Parties with respect to its subject matter (including all written or oral communication between the Purchaser and either Seller) and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to the transactions contemplated herein. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.
9.12 Representation by Counsel.
Each Party hereto acknowledges that it has been advised by legal and any other counsel retained by such Party in its sole discretion. Each Party acknowledges that such Party has had a full opportunity to review this Agreement and all related Exhibits and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other Party hereto or any third party.
9.13 Limited Liability of Representatives of Sellers and Purchaser.
Notwithstanding any other provision of this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby will be had against any Person that is not a Party to this Agreement or any of the transactions contemplated hereby, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly understood and agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person, including without limitation any Representative of either Seller or the Purchaser as such, for any obligation of such Seller or the Purchaser, as the case may be, under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby or for any claim based on, in respect of or by reason of such obligations or their creation.
9.14 Several Liability of the Sellers.
Notwithstanding any other provision of this Agreement but without limiting in any manner the Purchaser’s express rights hereunder, all representations, warranties, covenants and other obligations of the Sellers contained herein or contemplated hereby, including without limitation those under Article I, are, and shall in all cases be deemed to be, several and not joint.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

For each Seller:

IDG-Accel China Capital L.P.

By: IDG-Accel China Capital Associates L.P., its General Partner

By: IDG-Accel China Capital GP Associates Ltd., its General Partner

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

IDG-Accel China Capital Investors L.P.

By: IDG-Accel China Capital GP Associates Ltd., its General Partner

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Signature Page to Stock Purchase Agreement]

For the Purchaser:

Hudson Global Finance DE II, LLC

By:	/s/ Neil Z. Auerbach
Name: Neil Z. Auerbach
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

EXHIBIT A
SCHEDULE OF SELLERS

Seller	Ultimate Beneficial Owner / Controlling Persons	American Depositary Shares (Each Representing 8 Ordinary Shares)*	Ordinary Shares
IDG-Accel China Capital L.P.	IDG-Accel China Capital GP Associates Ltd.; Mr. Quan Zhou, a citizen of the United States of America; and Mr. Chi Sing Ho, a Canadian citizen	2,389,750	78,335,914
IDG-Accel China Capital Investors L.P.	IDG-Accel China Capital GP Associates Ltd.; Mr. Quan Zhou, a citizen of the United States of America; and Mr. Chi Sing Ho, a Canadian citizen	110,250	3,613,992
Total for Sellers		2,500,000	81,949,906
*	Number of American Depositary Shares to be automatically adjusted in the event of a change in the ADS to Ordinary Share ratio.